Exhibit 99.1

Regency Centers Announces Third Quarter 2014 Results
Same Property NOI Growth of 4.1% and Core FFO Per Share Growth of 9.2%

JACKSONVILLE, Fla. (November 3, 2014) - Regency Centers Corporation (“Regency” or the “Company”) today announced financial and operating results for the quarter ended September 30, 2014.

Financial Results

Regency reported Core Funds From Operations (“Core FFO”) for the Third Quarter of $65.5 million, or $0.71 per diluted share, compared to $60.2 million, or $0.65 per diluted share, for the same period in 2013. For the nine months ended September 30, 2014 Core FFO was $195.5 million, or $2.11 per diluted share, compared to $180.3 million, or $1.97 per diluted share, for the same period in 2013.

Funds From Operations (“FFO”) for the Third Quarter was $64.8 million, or $0.70 per diluted share. For the same period in 2013, the Company reported FFO of $60.4 million, or $0.65 per diluted share. For the nine months ended September 30, 2014 FFO was $196.1 million, or $2.12 per diluted share, compared to $180.4 million, or $1.97 per diluted share, for the same period in 2013.

Regency reported net income attributable to common stockholders (“Net Income”) for the Third Quarter of $47.9 million, or $0.52 per diluted share, compared to Net Income of $35.0 million, or $0.38 per diluted share, for the same period in 2013. For the nine months ended September 30, 2014 Net Income was $92.8 million, or $1.00 per diluted share, compared to $82.4 million, or $0.90 per diluted share for the same period in 2013.

Operating Results

For the three months ended September 30, 2014, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, same properties only: 95.8%

•	Percent leased, all properties: 95.3%

•	Increase in same property net operating income (“NOI”) over the same period last year, excluding termination fees: 4.1%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 22.8% on new leases and 9.9% on renewal leases for a blended average of 12.3%

•	Leasing transactions, including in-process developments (partnerships at 100%): 357 new and renewal lease transactions for a total of 1.3 million square feet

For the nine months ended September 30, 2014, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Increase in same property NOI over the same period last year, excluding termination fees: 3.6%

•	Same space rental rate growth on a cash basis for spaces vacant less than 12 months: 35.3% on new leases and 8.1% on renewal leases for a blended average of 13.1%

•	Leasing transactions, including in-process developments (partnerships at 100%): 1,003 new and renewal lease transactions for a total of 4.1 million square feet

Portfolio Activity

Property Transactions

During the quarter, Regency sold one co-investment property for $9.3 million; Regency’s share of the gross sales price was $3.7 million. The Company also sold four wholly-owned properties for $55.4 million.

Subsequent to quarter end, Regency sold two wholly-owned properties for a gross sales price of $28.9 million.

During the quarter, Regency acquired one property, on a wholly-owned basis, for a gross purchase price of $19.0 million. Located in Lincoln Park, which is one of the most affluent and densely populated neighborhoods of Chicago, Clybourn Commons boasts outstanding 3-mile demographics, including a population of 500,000 people with average household incomes of $113,000.

Developments and Redevelopments

At quarter end, the Company had eight projects in development with estimated net development costs of $264.8 million. The in-process developments were 52% funded and 86% leased and committed, including retailer-owned square footage. Regency completed one project during the quarter, representing $14.5 million in net development costs.

During the quarter, the Company started the development of two Whole Foods-anchored projects. Belmont Shopping Center, located in the Washington D.C. metro area, is a 91,000 square foot center with estimated net development costs of $28.1 million. CityLine Market, located in the Dallas metro area, is an 80,000 square foot center expected to have development costs of $26.6 million.

Regency also had 18 redevelopment projects in process at quarter end, representing a total estimated incremental investment upon completion of $83.4 million with estimated incremental yields on investment ranging from 8% to 10%.

Balance Sheet

During the quarter the Company accessed its at-the-market common equity program, generating gross proceeds of $50.0 million at a weighted average price of $57.35 per share. Fitch Ratings also affirmed the Company’s corporate credit rating and senior unsecured ratings of BBB, with a Stable outlook.

2014 Guidance

The Company updated certain components of its 2014 earnings guidance. These changes are summarized below. Please refer to the Company’s Third Quarter 2014 supplemental information package for the complete list of updates.

Full Year 2014 Guidance
	Previous Guidance	Updated Guidance
Core FFO per diluted share	$2.75 - $2.80	$2.80 - $2.83
FFO per diluted share	$2.75 - $2.80	$2.80 - $2.83
Same property percent leased at period end (pro-rata)	95.0% - 96.0%	95.5% - 96.0%
Same property NOI growth without termination fees (pro-rata)	3.0% - 3.7%	3.5% - 3.8%
Dispositions (pro-rata)	$135,000 - $185,000	$135,000 - $150,000
Development and Redevelopment starts	$175,000 - $240,000	$200,000 - $240,000
Note: Data in thousands, except per share information

Dividend

On October 29, 2014, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.47 per share. The dividend is payable on December 3, 2014 to shareholders of record as of November 19, 2014.

Conference Call Information

In conjunction with Regency’s Third Quarter results, the Company will host a conference call on Tuesday, November 4, 2014 at 11:00 a.m. EST. Dial-in and webcast information is listed below.

Second Quarter Conference Call
Date:	Tuesday, November 4, 2014
Time:	11:00 a.m. EST
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations

Replay

Webcast Archive:     Investor Relations page under Webcasts & Presentations

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income or as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended September 30, 2014 and 2013	Three Months Ended		Year to Date
	2014	2013	2014	2013
Net Income Attributable to Common Stockholders	$47,942	34,998	92,814	82,416
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization (1)	45,244	42,746	138,627	127,313
Provision for impairment (2)	2	6,000	426	6,000
Gain on sale of operating properties, net of tax (2)	(28,488)	(23,407)	(35,907)	(35,506)
Exchangeable operating partnership units	90	73	185	183
Funds From Operations	64,790	60,410	196,145	180,406
Dilutive effect of share-based awards	(125)	(133)	(397)	(390)
Funds from Operations for calculating Diluted FFO per Share	$64,665	60,277	$195,748	180,016

Funds From Operations	$64,790	60,410	$196,145	180,406
Adjustments to reconcile to Core Funds From Operations:
Development and acquisition pursuit costs (2)	1,051	365	2,762	1,591
Gain on sale of land (2)	(19)	(56)	(3,347)	(1,146)
Provision for impairment to land	—	—	225	—
Interest rate swap ineffectiveness (2)	—	—	—	(20)
Early extinguishment of debt (2)	1	(537)	42	(537)
Dividends from investments	(334)	—	(334)	—
Core Funds From Operations	65,489	60,182	195,493	180,294
Dilutive effect of share-based awards	(125)	(133)	(397)	(390)
Core Funds From Operations for calculating Diluted Core FFO per Share	$65,364	60,049	$195,096	179,904

Weighted Average Shares For Diluted FFO per Share	92,556	92,186	92,267	91,361

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests
(2) Includes pro-rata share of unconsolidated co-investment partnerships

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

	Full Year
FFO and Core FFO Guidance:	2014
Net income attributable to common stockholders	$1.19	1.22
Adjustments to reconcile net income to FFO:
Depreciation and amortization	1.99	1.99
Gain on sale of operating properties	(0.40)	(0.40)
All other amounts	0.02	0.02
Funds From Operations	$2.80	2.83

Adjustments to reconcile FFO to Core FFO:
Development and acquisition pursuit costs	0.04	0.04
Gain on sale of land	(0.04)	(0.04)
All other non-core amounts	—	—
Core Funds From Operations	$2.80	2.83

The Company has published forward-looking statements and additional financial information in its Third Quarter 2014 supplemental information package that may help investors estimate earnings for 2014. A copy of the Company’s Third Quarter 2014 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended September 30, 2014. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 326 retail properties encompasses over 43.6 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 218 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.